Exhibit 2.2

AMENDMENT TO ARTICLES OF INCORPORATION:

Article Four on page four of the Articles of Incorporation (erroneously designated as “Fourth” when it should be “fifth”) is amended to read as follows:

Fifth:  That the authorized capital of this corporation shall consist of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), divided into one hundred fifty million (150,000,000) shares of the par value of five cents ($0.05) each; which shall be non-assessable.

The date of adoption of the amendment was June 22, 2003.

Dated:  6/26/03

Signed:  /s/ Terry McConnaughey

President